Exhibit (4)(d)(i)

ADDITIONAL BENEFITS SPECIFICATIONS

GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER:

[Marketing Name]

Effective Date:	[Issue Date]

Initial Term:	[10] Contract Years

Initial GMAB Factor:	[105]%

Annual Rider Fee Rate:	[1.00]%

The above-listed Rider Fee Rate is guaranteed for the initial Term. The Rider Fee Rate will never exceed the Maximum Annual Rider Fee Rate indicated below.

Maximum Annual Rider Fee Rate: [1.50]%

Subsequent Purchase Payment Adjustment Factors for initial Term:

Completed Years of Term at time Purchase Payment is received	Purchase Payment Adjustment Factor
0[*]	90%
1	80%
2	70%
3	60%
4	50%
5	50%
6	50%
7	50%
8	50%
9	50%

[*The Subsequent Purchase Payment Adjustment Factor for all Purchase Payments received during the first [90 days] of the first Contract Year is [100%]]

ICC20-VATRAD-ABPGMAB	[3-E]

Designated Investment Option Subaccount Listing for initial Term:

[AB VPS Balanced Wealth Strategy

American Funds IS® Asset Allocation

American Funds IS® Global Balanced

BlackRock iShares Dynamic Allocation V.I.

BlackRock Global Allocation V.I.

Columbia VP Balanced

First Trust/Dow Jones Dividend & Income Allocation

Franklin Allocation VIP

Franklin Income VIP

Invesco Oppenheimer VI Conservative Balanced

Invesco VI Core Plus Bond

Janus Henderson VIT Balanced

JPMorgan Insurance Trust Income Builder

MFS® VIT III Conservative Allocation

MFS® VIT III Moderate Allocation

MFS® VIT Total Return

Morgan Stanley VIF Global Strategist

Putnam VT George Putnam Balanced

Putnam VT Global Asset Allocation

QS Variable Conservative Growth]

ICC20-VATRAD-ABPGMAB	[3-E]